Exhibit 10.1

EXCEL CORPORATION

This STOCKHOLDER AGREEMENT (“Agreement”) made as of the 18th day of March, 2016 by and between the undersigned holders (the “Holders”) and Excel Corporation, a Delaware corporation (the “Corporation”), having its principal office at 6363 North State Hwy 161, Suite 310, Irving, Texas 75038.

WHEREAS, The Company has issued 4,600,000 shares of Series B Convertible Preferred Stock (“Series B Stock”) and;

WHEREAS, the Holders have acquired all of the outstanding shares of the Series B Stock and;

WHEREAS, the Company and the Holders wish to enter into this Agreement;

NOW, THEREFORE, for and in consideration of the premises herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	The Holders agree not to initiate directly or indirectly any stockholder vote or action by written consent or otherwise, to increase the size or structure of the Company’s board of directors or remove any existing director.

2.	The Holders agree not to initiate directly or indirectly any stockholder vote or action by written consent or otherwise, to affect Holders’ executive compensation, bonus criteria, amounts or other similar action. Furthermore Holders agree defer the 2015 bonus payments, with the exception of the Series B Stock purchase, until the Company has raised debt and or equity capital of at least $10 million.

3.	The Holders agree to convert such Series B Stock immediately upon termination, whether voluntary or involuntary, or upon their resignation for any reason, and not attempt to exercise such voting rights provided by the Series B Stock to prevent such event if involuntary.

This Agreement shall be governed by the laws of the State of Delaware without regard to the conflict of law principles contained therein. Both parties irrevocably submit to the jurisdiction of any court of the State of Delaware, for the purpose of any suit, action or other proceeding arising out of this Agreement, or any of the agreements or transactions contemplated hereby, which is brought by or against either party. Each of the parties (and, to the extent permitted by law, on behalf of each party’s equity holders and creditors) hereby knowingly, voluntarily and irrevocably waive any right it may have to a trial by jury in respect of any claim based upon, arising out of or in connection with this Agreement and the transactions contemplated hereby.

Acknowledged and Agreed to as of this Date: March 18, 2016

On behalf of Excel Corporation:

By
Title:

As Holder:

Name: